Exhibit 99.2

AVCT Announces Michael Dennis as New COO

Veteran telecommunications and technology executive selected to lead worldwide operations
Graham McGonigal will focus on key strategic planning initiatives

ATLANTA, Dec. 07, 2020 (GLOBE NEWSWIRE) -- American Virtual Cloud Technologies, Inc. (NASDAQ: AVCT), a leading cloud communications and IT service provider, is pleased to announce Michael A. Dennis joined the company as Chief Operating Officer on December 1, 2020.

Mr. Dennis succeeds Graham McGonigal who has served as AVCT’s Chief Operating & Strategy Officer. Mr. McGonigal will continue as AVCT’s Chief Strategy Officer.

Mr. Dennis is a veteran in the telecommunications and technology industries with twenty-five years of executive leadership and strategic execution leveraged across AT&T, Lucent Technologies, and Avaya. Over the course of his career, he held various Executive Leadership positions responsible for sales, sales operations, customer service, project management, manufacturing, outsourcing, professional services, infrastructure, and digital platform management. Most notable, during his tenure at Avaya as Group Vice President, Michael managed a service revenue portfolio of $3+ billion and twenty-five thousand associates with the responsibility to grow forty-three percent of the total technology equipment and professional service revenue base. He was a member of the Senior Leadership team that took Avaya public in 2000.

Mr. Dennis is an entrepreneur with a proven track record for delivering extraordinary profits by leveraging executive relationships to drive sales growth and access to new opportunities and partnerships. He was the principal owner of General Sports Venue-Astro Turf, a certified minority business enterprise and national synthetic turf company with exclusive rights to the AstroTurf brand, which he sold in 2009. In 2002, he served as a Partner and Chief Operating Officer for JNET Communications, a minority-owned firm serving the cable industry through installation and construction services. Mr. Dennis provided executive oversight for an $80M portfolio managing fiber and coax construction and infrastructure programs across the United States.

In his most recent position, Michael served as the President and Chief Executive Officer of Big Green Group (BGG), a Cellular Telecommunication and Broadband Services provider. He developed strategies to generate margins of twenty-five percent over the $8M revenue base, managing fiber deployment, installation, and maintenance for cellular towers. BGG’s clients included Ericsson, Sprint, T-Mobile, AT&T, and Sirius/XM. The company received MetLife’s small business of the year award in 2016.

“I am most grateful for the opportunity to join the AVCT team,” said Dennis. “It’s an honor to be a member of such a seasoned team of leaders who will shape the future of cloud communications, information technology, and managed service solutions. I welcome the opportunity to accelerate our growth to meet our strategic objectives. I am committed to helping the company achieve success by focusing on customer service, operational execution, and the engagement and contribution from the entire AVCT team.”

“As we enter a ‘New Day’ at AVCtechnologies, we are fortunate to have a seasoned operating executive and proven entrepreneur join us as the firm continues to evolve and grow,” said Xavier Williams, CEO AVCtechnologies.

Mr. Dennis has been featured in the New York Times’ Business section in an article regarding “Workforce Management Innovation” and profiled in the Sunday Times Boss’ column. He was recognized as one of the “Top 50 African-American leaders in Corporate America, Black Enterprise magazine. Michael also received the prestigious Eagle Award from the National Eagle Leadership Institute (NELI) in 2000. He served as the chairperson for INROADS, Central New Jersey, from 2003 to 2005. Mr. Dennis looks forward to joining the team at AVCtechnologies.

He earned a BA from Dartmouth College and has completed multiple executive programs – Darden School of Business, University of Virginia; Haas Business School, University of California at Berkeley; and the Tuck School of Business at Dartmouth College.

PRESS / ANALYST CONTACT

American Virtual Cloud Technologies, Inc.
Thomas King
+1 (404) 239-2863
info@avctechnologies.com